Exhibit 8.1

June 8, 2011

Nuveen Diversified Commodity Fund

333 West Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Nuveen Diversified Commodity Fund, a Delaware statutory trust (the “Fund”), in connection with the offer and sale (the “Offering”) by the Fund of up to 1,255,000 shares (“Shares”). The Shares are being offered pursuant to a prospectus (the “Prospectus”) contained in a registration statement on Form S-1 (File No. 333-173558) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Registration Statement”). Except as otherwise indicated, capitalized terms used and not defined in this opinion have the same meaning as in the Registration Statement.

As special counsel to the Fund, we have examined and relied, as to factual matters (but not as to any conclusions of law), upon originals, or copies certified to our satisfaction, of such records, documents, certificates of the Fund and of public officials and other instruments, and made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have relied on the representations and warranties set forth therein as to factual matters (but not as to any conclusions of law).

The opinions herein are subject to and conditioned upon the representations made by the Fund concerning factual matters (but not conclusions of law). The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinions expressed herein and these opinions are conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times.

We have reviewed the descriptions set forth in the Registration Statement of the Fund’s investments, activities, operations, and governance. We have relied upon the facts set forth in the Registration Statement and upon the factual representations of officers of the Fund and Nuveen Asset Management. In addition, we have relied on certain additional facts and assumptions described below. In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

A.	The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents, and the conformity of final documents to all documents submitted to us as drafts, and the authenticity of such final documents;

Nuveen Diversified Commodity Fund

June 8, 2011

B.	The genuineness of all signatures and the capacity of the individual or individuals who executed any such document on behalf of any person;

C.	The accuracy of all factual representations, warranties, and other statements made by all parties or as set forth in such documents;

D.	The performance and satisfaction of all obligations imposed by any such documents on the parties thereto in accordance with their terms; and

E.	The completeness and accuracy of all records made available to us.

We have further assumed the accuracy of the statements and descriptions of the Fund’s intended activities as described in the Registration Statement and that the Fund will operate in accordance with the method of operation described in the Registration Statement. We have also assumed, without investigation, that all documents, certificates, representations, warranties, and covenants upon which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations expressed herein, we are of the opinion that (1) the statements in the Prospectus under the heading “Federal Income Tax Considerations,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares, and (2) the Fund will be taxed as a partnership for U.S. federal income tax purposes.

This opinion is furnished to the Fund solely for its benefit in connection with the Offering and except as follows is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to any Fund shareholders and prospective shareholders and they may rely on it as if they were addressees of this opinion. While we are not establishing any lawyer-client relationship with any Fund shareholders or any prospective shareholders, the absence of such a relationship in no way limits the ability of any Fund shareholder or prospective shareholder to rely on this opinion. This letter is not to be relied upon for the benefit of any other person.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, and qualifications:

Nuveen Diversified Commodity Fund

June 8, 2011

1.	Our opinions are based upon our interpretation of the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. Our opinions only represent our best judgment and are not binding on the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.	Our opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion.

3.	Our opinions are limited in all respects to the federal tax law of the United States and we express no opinion on various state, local, or foreign tax consequences.

4.	The foregoing opinions are based upon the proposed method of operation of the Fund as described in the Registration Statement and the representations and covenants set forth in the documents described herein. We undertake no obligation to review at any time in the future either the Fund’s operations or its compliance with such representations and covenants. Further, we assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

5.	In the event any one of the statements, representations, warranties, covenants, or assumptions we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and if so may not be relied on.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to us under the headings “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus.

Very truly yours,

/s/    K&L Gates LLP